Winland Electronics, Inc. Reports First Quarter 2009

Q1 Revenues total $7.2 million

Working capital remains strong; gross margin shows significant improvement

Mankato, Minn. / April 30, 2009 - Winland Electronics, Inc. (AMEX: WEX), a leading designer and manufacturer of custom electronic control products and systems, today announced net sales of $7.2 million for the first quarter ending March 31, 2009, up approximately $119,000, or 1.7 percent compared with the corresponding period in 2008.  The company reported a net loss of $125,000, or $0.03 per share, versus a net loss of $380,000, or $0.10 per share, in the first quarter of 2008.

EMS sales for the quarter totaled $6.4 million versus $6.2 million in the first quarter of 2008, an increase of 4 percent.  Net sales for Winland’s Proprietary Products totaled $731,000, down $139,000, or 16 percent, from the comparable period in 2008.

“Customer caution continued to hold back business activity both in our core EMS business and in our proprietary business during the quarter, resulting in under-utilization of our manufacturing capabilities and a modest net loss for the quarter,” said Thomas de Petra, president and chief executive officer of Winland Electronics. “We continue, however, to execute on our plan to broaden our capabilities and to expand the scope of services we provide to our clients. This more collaborative customer relationship model helps reduce our customers’ supply chain costs, while providing improved customer quality and presents long-term opportunities for Winland. As we continue to strengthen our capabilities and help our customers improve their margins, we are also improving our own operating performance.”

Winland’s customer base includes companies in transportation logistics and fleet management, industrial, instrumentation, medical and telecommunications.

First quarter results reflected industry-wide softness in the electronic manufacturing services (EMS) industry that began in the third and fourth quarters of 2008.  The impact of the down-turn has been mitigated by cost-saving and efficiency improvements put in place throughout much of 2008 and in 2009.  These efforts include programs designed to improve cost, quality and delivery of the company’s products.

“New and improved business practices, as well as the addition of a number of new executive team members, resulted in significantly improved year-over-year results”, de Petra said.

The Company reported operating losses of $65,000 and $569,000 for the three months ended March 31, 2009 and 2008, respectively. Gross margins increased to 15.0 percent from 8.7 percent for the three months ended March 31, 2009 versus the comparable period in 2008.

The Company’s EMS segment operating income increased to $577,000 from $29,000 for the three months ended March 31, 2009 compared to operating income reported a year ago. EMS gross margins were 10.7 percent for the three months ended March 31, 2009, up from 3.2 percent in 2008.  The improvement in gross margin was attributable to product mix, reduced indirect wages and benefits of $96,000, warranty expense of $63,000 and reduced obsolescence expense of $15,000. EMS segment operating expenses were reduced $57,000 compared to last year primarily due to lower wages and benefits.

The Company’s Proprietary Products segment operating loss was $16,000 for the three months ended March 31, 2009 compared to operating income of $19,000 last year due to additional wages and benefits relating to increased sales and marketing staff as previously disclosed. The gross margin percentage improved to 43.2 percent in 2009 from 40.1 percent in 2008 due to decreased manufacturing costs.

Mr. de Petra concluded, “We believe we will continue to operate in a difficult business environment, but also are committed to continue strengthening the core elements of our manufacturing business, improving customer performance and investing in an expanded sales and marketing effort.

Call Details:

Date:  Thursday, April 30, 2009

Time: 3:30 p.m. CT / 4:30 p.m. ET

Call name:  Winland Electronics First Quarter Fiscal 2009 conference call

Dial-in number: (877) 407-7184

Call Replay:

A replay of the conference call will be available from 5:00 p.m. CT / 6:00 p.m. ET on Thursday, April 30, 2009 through Thursday, May 7, 2009.  To access the replay, call (877) 660-6853, using Account #336 and enter replay ID 321504.

Web Cast:

Winland will also host a webcast of the conference call on-line at www.winland.com. The webcast will be available until Thursday, May 30, 2009.  To access the web cast, you will need to have the Windows Media Player on your desktop.  For a free download of the Media Player, visit http://www.windowsmedia.com/mediaguide/Downloads.

About Winland Electronics

Winland Electronics is an electronic manufacturing services (EMS) company, providing product development and manufacturing expertise and innovation for more than 20 years. Winland also markets proprietary products for the security/industrial marketplace. Winland's product development offering includes program management, analog circuit design, digital circuit design, printed circuit board design and embedded software design. Winland differentiates itself from the contract manufacturer competition with its integrated product development and manufacturing services to offer end-to-end product launch capability, including design for manufacturability, design for testability, transition to manufacturing and order fulfillment. Winland's core competency is delivering time-to-market through superior program management, experience, integrated development processes, and cross-functional teams. Winland Electronics is based in Mankato, MN.

CONTACT:	Thomas J. de Petra	Jan Drymon
	President, Chief Executive Officer	The Carideo Group, Inc.
	(507) 625-7231	(612) 317-2881
jan@carideogroup.com

Cautionary Statements

Certain statements contained in this press release and other written and oral statements made from time to time by the Company do not relate strictly to historical or current facts. As such, they are considered forward-looking statements, which provide current expectations or forecasts of future events. The statements included in this release with respect to the following matters are forward looking statements; (i) the Company continues to execute well on our plan to broaden its capabilities and to expand the scope of services it provides to its clients; (ii) the Company’s  more collaborative customer relationship model helps reduce the Company’s customers’ supply chain costs, while providing improved customer quality and presents long-term opportunities for the Company; (iii) as the Company continues to strengthen its capabilities and help its customers improve their margins, the Company is also improving its own operating performance; and (iv) the impact of the down-turn has been mitigated by cost-saving and efficiency improvements put in place throughout much of 2008.   These statements involve a variety of risks and uncertainties, known and unknown, including among other risks that (i) the Company is not able to execute its business plan to broaden its capabilities and to expand the scope of the services it provides to its clients; (ii) that the Company’s more collaborative customer relationship model does not help reduce its customers’ supply chain costs as well as provide improved customer quality and present long-term opportunities for the Company; (iii) that as the Company continues to strengthen its capabilities and help its customers improve their margins, the Company is not also improving its own operating performance; (iv) that the impact of the down-turn is not mitigated by cost-saving and efficiency improvements that were put in place throughout much of 2008 and in 2009; and (v) and uncertainties arising from global events, such as terrorist attacks or a pandemic outbreak, or the threat of such events.  Consequently, no forward-looking statement can be guaranteed and actual results may vary materially.

-Tables Follow-

WINLAND ELECTRONICS, INC.
CONDENSED BALANCE SHEETS
(In Thousands, Except Share Data)

ASSETS	March 31, 2009	December 31, 2008
	(Unaudited)
Current Assets
Cash	$459	$356
Accounts receivable, less allowance for doubtful accounts of $127	3,865	3,901
Refundable income taxes	574	595
Inventories	4,113	4,337
Prepaid expenses and other assets	281	231
Total current assets	9,292	9,420

Property and equipment at cost	12,068	12,112
Less accumulated depreciation	(7,359)	(7,201)
Net property and equipment	4,709	4,911
Total assets	$14,001	$14,331

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities
Revolving line of credit agreement	$33	$-
Current maturities of long-term debt	364	392
Accounts payable	2,182	2,457
Accrued expenses:
Compensation	577	446
Other	113	121
Total current liabilities	3,269	3,416

Long Term Liabilities
Long-term debt, less current maturities	986	1,079
Deferred revenue	128	130
Other long term tax liabilities	129	129
Total long-term liabilities	1,243	1,338

Stockholders' Equity
Common stock, par value $0.01 per share; authorized 20,000,000
shares; issued and outstanding 3,669,148 shares as of March 31, 2009 and December 31, 2008	37	37
Additional paid-in capital	4,950	4,913
Retained earnings	4,502	4,627
Total stockholders' equity	9,489	9,577
Total liabilities and stockholders' equity	$14,001	$14,331

WINLAND ELECTRONICS, INC.
CONDENSED STATEMENTS OF OPERATIONS
(In Thousands, Except Share Data)
(Unaudited)

	For the Three Months Ended March 31,
	2009	2008
Net sales	$7,152	$7,033
Cost of sales	6,076	6,422
Gross profit	1,076	611

Operating expenses:
General and administrative	626	617
Sales and marketing	351	340
Research and development	164	223
Total operating expenses	1,141	1,180

Operating loss	(65)	(569)

Interest Expense and Other:
Interest expense	(23)	(34)
Other income (expense), net	(15)	12
Total other expense	(38)	(22)

Loss before income taxes	(103)	(591)

Income tax benefit (expense)	(22)	211
Net loss	$(125)	$(380)

Loss per common share:
Basic and diluted	$(0.03)	$(0.10)

Weighted-average number of common shares outstanding:
Basic and diluted	3,669,148	3,640,741

WINLAND ELECTRONICS, INC.
CONDENSED STATEMENTS OF CASH FLOWS
(In Thousands of Dollars)
(Unaudited)
	For the Three Months Ended March 31,
	2009	2008
Cash Flows From Operating Activities
Net loss	$(125)	$(380)
Adjustments to reconcile net loss to net cash provided
by (used in) operating activities:
Depreciation and amortization	207	204
Non-cash stock based compensation	37	54
Loss on disposal of equipment	18	-
Deferred tax assets	-	(79)
Changes in assets and liabilities:
Accounts receivable	36	212
Refundable income taxes	21	(133)
Inventories	224	(43)
Prepaid expenses	(50)	(129)
Accounts payable	(275)	113
Accrued expenses, including deferred revenue and
other long term tax liabilities	121	(134)
Net cash provided by (used in) operating activities	214	(315)

Cash Flows From Investing Activities
Proceeds from sale of property and equipment	7	-
Purchases of property and equipment	(30)	(40)
Net cash used in financing activities	(23)	(40)

Cash flows From Financing Activities
Net borrowings on revolving line of credit	33	-
Payments on long-term borrowings, including capital
lease obligations	(121)	(171)
Net cash used in financing activities	(88)	(171)

Net increase (decrease) in cash	103	(526)

Cash
Beginning	356	1,152
Ending	$459	$626

Supplemental Disclosures of Cash Flow Information
Cash payments for:
Interest	$23	$34

SEGMENT REPORTING

($ in thousands)	EMS	Proprietary	Other	Total
Three months ended March 31, 2009
Net sales	$6,421	$731		$7,152
Operating income (loss)	577	(16)	(626)	(65)

Three months ended March 31, 2008
Net sales	$6,163	$870		$7,033
Operating income (loss)	29	19	(617)	(569)